Exhibit 99.1

NET SAVINGS LINK COMPLETES DEAL WITH ONE OF LARGEST HOSPITALITY FRANCHISORS WORLDWIDE & ADDS NEW
“GIVE THE GIFT OF TRAVEL” DIVISION

CLEARWATER, FL, April 16, 2011 / PRNewswire/ -- Net Savings Link, Inc. (OTC Bulletin Board: CXLT - News), a company in the business of offering quality choices of discount deals to the mass consumer market of individuals, families, organizations, and networks throughout the United States, announced today that the company has signed a confidential marketing agreement with one of the world’s largest hospitality franchisors, that will provide Net Savings Link preferred access to thousands of individual vacation properties in over 100 countries worldwide.

“We are extremely pleased with the completion of this relationship which has been in the works for some time, said David Saltrelli, CEO.  The launch of the new travel division has been branded ‘Give The Gift of Travel”, since Net Savings Link members will now be able to take advantage of quality resort destinations at discount deals, and therefore provide a vacation experience that may have been previously outside the budget, to their respective family, friends or even just for themselves.

As an example, members will now be able to sort through over 4,000 different resorts in just about every country worldwide, directly from the Net Savings Link website, and be able to enjoy completely furnished resort condominiums for about $299 – for the entire week.  By comparison, many of these same condominiums would rent for over $299 for a single night, and are only available to owners.

Members will be able to ‘Give The Gift of Travel’ by purchasing a gift certificate good for a 7 night prepaid stay for up to 8 adults right at NetSavingsLink.com.  Giving the gift of travel now becomes so affordable; it can be given as the perfect wedding gift, anniversary gift, graduation gift, or just a great gift for the family at an outstanding price.  The gift certificates are good for one year and the recipient can book a condominium for a 7-night stay, up to 12 months out.

We are extremely excited about this new discount offering because just about every family takes a substantial vacation every year and they can now take a “dream vacation” at a very favorable price.

Platinum Members will enjoy additional benefit levels such as preferred discounts and special preferred accommodation offerings.  We have targeted the additional Platinum benefits to more than recover the entire Platinum Member upgrade, at only one vacation per year.

Net Savings Link, in addition to its membership, will also significantly benefit from the newest discount deal, and will earn its highest net commission per individual category to date, without having to assume any risk or be responsible for any inventory. The goal here is to have every member check the website before booking a vacation or selecting a special gift.

In addition, Net Savings Link will be incorporating the ‘Give The Gift of Travel’ program in its corporate division category, and offering major corporations that have over 500 employees, preferred travel benefit programs”, added Saltrelli.

Net Savings Link continues to pursue its mission of offering more quality daily discount offering choices, to its members.

Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

Contact:
Net Savings Link, Inc.
David Saltrelli, 727-442-2600
david@netsavingslink.com